Exhibit 99.1

For more information, contact:
FalconStor Software, Inc.
Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Announces Executive Management Change

MELVILLE, N.Y., July 1, 2013—FalconStor Software, Inc. (NASDAQ: FALC), a market leader in disk-based data protection, today announced that effective June 28, 2013, Jim McNiel voluntarily resigned his positions as President and Chief Executive Officer of FalconStor to pursue other opportunities.  Mr. McNiel also voluntarily resigned from FalconStor’s Board of Directors.

The Company also announced that Gary Quinn has been named interim Chief Executive Officer. Mr. Quinn has been with FalconStor since April 2012 and most recently served as an Executive Vice President and as the Company’s Chief Operating Officer since April 2013. Prior to Mr. Quinn’s promotion in April 2013, he served as the company’s Vice President of North America Sales and Marketing.

“We want to thank Jim for his three plus years of service and for his contributions to the Company.  We wish him all the best for his continued success in his career,” said Eli Oxenhorn, Chairman of the Board of FalconStor. “We are fortunate to have an executive of Gary Quinn’s caliber to serve as interim Chief Executive Officer.”

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and disaster recovery automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners, and OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.
FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.
Links to websites or pages controlled by parties other than FalconStor are provided for the reader’s convenience and information only. FalconStor does not incorporate into this release the information found at those links nor does FalconStor represent or warrant that any information found at those links is complete or accurate.  Use of information obtained by following these links is at the reader’s own risk.